INCOME MANAGERS TRUST
                                   SCHEDULE A

INITIAL SERIES                                              DATE
--------------                                              ----

Neuberger Berman Cash Reserves Portfolio                    July 2, 1993
Neuberger Berman Government Money Portfolio                 July 2, 1993
Neuberger Berman Limited Maturity Bond Portfolio            July 2, 1993
Neuberger Berman Municipal Money Portfolio                  July 2, 1993
Neuberger Berman Municipal Securities Portfolio             July 2, 1993

ADDITIONAL SERIES
-----------------

Neuberger Berman High Yield Bond Portfolio                  March 2, 1998
Neuberger Berman Institutional Money Market Portfolio       March 7, 2000